                                                                    EXHIBIT 11.1


                                CONSILIUM, INC.
               STATEMENT RE COMPUTATION OF INCOME/LOSS PER SHARE
               (Amounts in thousands, except per share amounts)

                                                 Year Ended October 31,
                                             1995         1994         1993
                                        ----------   ----------   ----------
Net income/(loss)                              627      ($6,248)     ($5,283)
                                        ==========   ==========   ==========

Weighted average number of
  shares outstanding                         7,567        7,362        7,025
Weighted average number of shares
  computed using the treasury
  stock method (1)                             345           --           --
                                        ----------   ----------   ----------
Weighted average number of shares
  outstanding, as adjusted                   7,912        7,362        7,025
                                        ==========   ==========   ==========

Income/(loss) per share                      $0.08       ($0.85)      ($0.75)
                                        ==========   ==========   ==========

(1) Stock options have not been included in the calculation of loss per share as there effect would be anti-dilutive.

Note: There is no material difference in the calculation of primary and fully diluted income (loss) per share.